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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE                                     CONTACT:
                                                          John Kompa
                                                          (614) 224-4600


             Borden Chemicals and Plastics to Close Methanol Plant

Columbus, Ohio (November 9, 2000) - Borden Chemicals and Plastics Limited Partnership (NYSE: BCU) today announced that it will close its methanol operations in Geismar, Louisiana, effective in early January 2001. This will complete the process of exiting all of the Partnership's non-vinyl based basic chemical businesses, following the sale of its formaldehyde assets and the closure of the nitrogen product facilities in July 2000.

     The process for the Partnership to exit these businesses and focus on its polyvinyl chloride resin operations was announced in June 2000. In July 2000, the Partnership completed the sale of its formaldehyde assets and certain other assets to Borden Chemical, Inc. (BCI), a separate entity which is a subsidiary of Borden, Inc., for $48.5 million. As part of the agreement, BCI obtained an option to acquire the methanol assets by year-end. BCI has informed the Partnership that it has elected not to exercise its option to acquire the assets.

     The Partnership expects it will continue to operate the methanol facility until early January 2001 to meet customer and operating requirements and will shut down the facility at that time. The Partnership said it expected to absorb most of the employees involved with its methanol operations into its ongoing PVC operations.

          Borden Chemicals and Plastics Limited Partnership produces polyvinyl chloride resins and intermediate raw materials at facilities located in Geismar and Addis, La., and Illiopolis, Ill. BCP Management, Inc., a wholly owned subsidiary of Borden, Inc., has a 2 percent interest and serves as general partner. Publicly traded units account for the remaining 98 percent ownership.

Forward-Looking Statements

     This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements with words such as "expect," "anticipate" and "appear," statements regarding the Partnership's financial status, future business prospects and continued access to credit to meet future business needs, and statements referring to overall industry trends. These forward-looking statements are based on a number of assumptions and forecasts, and actual results may be materially different from those expressed or implied by such statements. Factors affecting future results include, but are not limited to, changes in the demand for and pricing of products, changes in industry production capacities, and changes in the supply of and costs of significant raw materials. Discussion of these and other factors and risks are discussed in detail in the Partnership's Form 10-K annual report and other documents filed with the Securities and Exchange Commission.

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